                                                                    EXHIBIT 4.12


         THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF FEBRUARY 11, 2002 (THE "PURCHASE AGREEMENT"), AMONG AMERICAN COIN MERCHANDISING, INC. (THE "COMPANY"), THE GUARANTORS NAMED THEREIN AND THE PURCHASERS NAMED THEREIN. A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

         FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; FOR EACH $1,000 PRINCIPAL AMOUNT OF THIS NOTE, (1) THE ISSUE PRICE IS $974.36; (2) THE AMOUNT OF THE ORIGINAL ISSUE DISCOUNT IS $25.64; (3) THE ISSUE DATE IS FEBRUARY 11, 2002, AND (4) THE YIELD TO MATURITY IS 17.45%, (COMPOUNDED QUARTERLY).

                  "THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE "SUBORDINATION AGREEMENT") DATED AS OF FEBRUARY 11, 2002 AMONG, AUDAX MEZZANINE FUND, L.P., AUDAX CO-INVEST, L.P., AUDAX TRUST CO-INVEST, L.P., ROYAL BANK OF SCOTLAND PLC, NEW YORK BRANCH, UPPER COLOMBIA CAPITAL COMPANY, LLC, DUPONT PENSION TRUST, WILTON PRIVATE EQUITY FUND, LLC, AMERICAN COIN MERCHANDISING, INC. (THE "COMPANY") AND MADISON CAPITAL FUNDING LLC ("AGENT"), TO BE INDEBTEDNESS (INCLUDING INTEREST) OWNED BY THE COMPANY PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF FEBRUARY 11, 2002 AMONG THE COMPANY, AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO, AS SUCH CREDIT AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT."

                     17% SENIOR SUBORDINATED NOTES DUE 2009

No.__________                                                $[PRINCIPAL AMOUNT]

         American Coin Merchandising, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the "Company", which term includes any successor Person under the Purchase Agreement), for value received, hereby promises to pay to [NOTEHOLDER], or registered assigns, the principal sum of $[PRINCIPAL AMOUNT] Dollars on February 22, 2009 (the "Stated Maturity").

         Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: February 11, 2002

                                              AMERICAN COIN MERCHANDISING, INC.

[Seal]
                                              By: /s/ Randall J. Fagundo
                                                  ------------------------------
                                                  Name: Randall J. Fagundo
                                                  Title: President


                                              By: /s/ W. John Cash
                                                  ------------------------------
                                                  Name: W. John Cash
                                                  Title: Chief Financial Officer

                            [Form of Reverse of Note]


         1. GENERAL. This Note is one of a duly authorized issue of Notes of the Company designated as its 17% Senior Subordinated Notes due 2009 (herein called the "Notes"), limited in aggregate principal amount to the sum of (a) $25.0 million and (b) any additional Notes issued as in-kind interest on outstanding Notes in accordance with Paragraph 2 below; in each case, issued and to be issued pursuant to the Purchase Agreement, dated as of February 11, 2002 (herein called the "Purchase Agreement"), among ACMI Holdings, Inc. ("Holdings"), the Company and the Purchasers named therein, to which Purchase Agreement and all amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the Noteholders and of the terms upon which the Notes are, and are to be, issued and delivered.

         Principal on this Note shall be payable only against surrender therefor, while payments of interest on this Note shall be made, in accordance with the Purchase Agreement and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person's address appearing on the Security Register or, by wire transfer to such account as any Noteholder shall designate by written instructions received by the Company no less than 15 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Noteholder otherwise notifies the Company or such Noteholder no longer is the registered owner of this Note.

         2. INTEREST. The Company promises to pay interest on the principal amount of this Note from the date of issuance of this Note (or any Predecessor
Note) (which, in the case of any Note which is a PIK Note (as defined below), shall be the Interest Payment Date as to which such PIK Note relates) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 22, May 22, August 22 and November 22 in each year commencing May 22, 2002 (each, an "Interest Payment Date") at the rate of 17% per annum, until the principal hereof is paid; provided, however, that on each such Interest Payment Date the Company may, at its option and in its sole discretion, in lieu of the payment in whole or in part of interest due on this Note, which is in excess of 13% (including, without limitation, interest on overdue principal, premium or interest provided for in the following sentence), pay such amount in excess of 13% (and only such excess amount) on this Note through the issuance of additional Notes (each a "PIK Note") in an aggregate principal amount equal to the amount of interest that would be payable with respect to this Note, if such interest were paid in cash and otherwise substantially in the form of this Note. To the extent that the payment of such interest shall be legally enforceable, any principal of, or premium or installment of interest on, this Note which is overdue shall bear interest at the rate of 2% per annum in excess of the rate of interest then borne by the Notes ("default interest") from the date such amounts are due until they are paid, and the entire amount of such default interest (and not just the amount in excess of 13%) shall be payable in cash; provided, however, that if the Subordination Agreement shall be in effect and shall not permit the payment of default interest in cash in respect of default interest, the Company shall issue a PIK Note in the principal amount of such default interest then due; provided, further, that if the Subordination Agreement shall be terminated or shall at any time permit the full payment of default interest in cash, then each such PIK Note issued in respect of default interest shall become immediately due and payable. The Company shall pay interest on overdue principal and premium and on overdue installments of interest from time to time on demand.

                  Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

         All interest payable, on any Interest Payment Date will, as provided in the Purchase Agreement, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the "Regular Record Date" for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date. Notwithstanding the foregoing, if this Note is issued after a Regular Record Date and prior to an Interest Payment Date, the record date for such Interest Payment Date shall be the original issue date.

         3. OPTIONAL REDEMPTION. (a) The Company may, at its option, redeem the Notes, in whole or in part from and including February 22, 2004 through to and including Stated Maturity at a Redemption Price as set forth below plus accrued and unpaid interest, if any, to the Redemption Date:

           Period Commencing:               Redemption Price
           ------------------               ----------------
            February 22, 2004                    105.0%
            February 22, 2005                    103.0%
            February 22, 2006                    101.0%
            February 22, 2007                    100.0%

         (b) The Company may not otherwise redeem the Notes prior to February 22, 2004. Notwithstanding the foregoing, the Company may, at its option, redeem the Notes, prior to February 22, 2004, in whole or in part, upon the occurrence of a Qualified IPO (to the extent of the Net Cash Proceeds received and available after the payment of Senior Indebtedness) or a Change of Control (i) at a Redemption Price of 109% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date to the extent such redemption occurs prior to February 22, 2003 and (ii) at a Redemption Price of 107% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date to the extent such redemption occurs on or after February 22, 2003 but prior to February 22, 2004. Any such redemption pursuant to this clause
(b) shall occur within 90 days of the occurrence of such Qualified IPO or a Change of Control, as applicable.

         4. PROCEDURES FOR REDEMPTION. If less than all the Notes are to be redeemed, the Notes shall be redeemed pro rata from each Noteholder.

         In the event of redemption or purchase pursuant to an offer to purchase this Note in part only, a new Note or Notes for the unredeemed or unpurchased portion hereof will be issued in the name of the Noteholder hereof upon the cancellation hereof.

         5. SUBORDINATION. This Note is subject to the terms of that certain Subordination and Intercreditor Agreement dated as of February 11, 2002 by and among the Purchasers, the Company, Holdings and Madison Capital Funding LLC, as agent (the "Subordination Agreement") and this Note is issued subject to the provisions of the Subordination Agreement. Each Noteholder, by accepting the same, agrees to and shall be bound by such provisions.

         6. EVENTS OF DEFAULT. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Purchase Agreement.

         7. OFFERS TO PURCHASE NOTES. The Purchase Agreement provides that, subject to certain conditions, if (i) certain Excess Proceeds are available to the Company as a result of Asset Sales or (ii) a Change of Control occurs, the Company shall be required to make an offer to purchase all or a specified portion of the Notes as provided for in the Purchase Agreement.

         8. AMENDMENTS, MODIFICATIONS AND WAIVERS. The Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and certain rights of the Noteholders under the Purchase Agreement at any time by Holdings and the Company with the consent of the holders of a majority in aggregate principal amount of the Notes at the time outstanding. The Purchase Agreement also contains provisions permitting the Noteholders of specified percentages in the aggregate principal amount of the Notes at the time outstanding, on behalf of the Noteholders of all the Notes, to waive compliance by the Company with certain provisions of the Agreement and certain past defaults under the Agreement and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such Noteholder and upon all future Noteholders and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

         9. REGISTRATION OF TRANSFER. As provided in the Purchase Agreement and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the principal offices of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The Notes are issuable only in registered form without coupons in denominations authorized under the Purchase Agreement. As provided in the Purchase Agreement and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this
Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

         10. MISCELLANEOUS. All terms used in this Note which are defined in the Agreement shall have the meanings assigned to them in the Purchase Agreement.

         THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

                       OPTION OF HOLDER TO ELECT PURCHASE

         If you want to elect to have this Note purchased in its entirety by the Company pursuant to Section 7.08 or 7.09 of the Agreement, check the box:

                                       [ ]

         If you want to elect to have only a part of the principal amount of this Note purchased by the Company pursuant to Section 7.08 or 7.09 of the Agreement, state the portion of such amount: $_______________.


Dated:                               Your Signature:
                                                    ----------------------------
                                     (Sign exactly as name appears on the other side of this Note)




Signature Guarantee:
                                     -------------------------------------------
                                     (Signature must be guaranteed by a
                                     financial institution that is a member of the Securities Transfer Agent Medallion Program ("STAMP"), the Stock Exchange Medallion Program ("SEMP"), the New York Stock Exchange, Inc. Medallion Signature Program ("MSP") or such other signature guarantee program as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

                            SCHEDULE OF NOTEHOLDERS:

                                                         Principal Amount of
      Noteholder                                          Subordinated Note
      ----------                                         -------------------
Audax Mezzanine Fund, L.P.                                   $12,929,000

Audax Trust Co-Invest, L.P.                                  $    52,000

Audax Co-Invest, L.P.                                        $    19,000

The Royal Bank of Scotland plc,                              $ 5,000,000
New York Branch

Upper Colombia Capital Company, LLC                          $ 2,000,000

State Street Bank and Trust Company                          $ 3,565,000

Wilton Private Equity Fund, LLC                              $ 1,435,000

Total:                                                       $25,000,000
